Exhibit 99.1
RELEASE 8:00 AM – April 20, 2011

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com
HUDSON CITY BANCORP, INC. REPORTS QUARTERLY RESULTS
DECLARED QUARTERLY CASH DIVIDEND OF $0.08 PER SHARE
Paramus, New Jersey, April 20, 2011 — Hudson City Bancorp, Inc. (NASDAQ: HCBK), the holding company for Hudson City Savings Bank, reported today a net loss of $555.7 million for the quarter ended March 31, 2011 as compared to net income of $148.9 million for the quarter ended March 31, 2010. Diluted loss per share amounted to $1.13 during the first quarter of 2011 as compared to diluted earnings per share of $0.30 for the first quarter of 2010. During the first quarter of 2011, the Bank completed a restructuring of its balance sheet which resulted in the extinguishment of $12.5 billion of structured putable borrowings with an average cost of 3.56%. The extinguishment of the borrowings was funded by the sale of $8.66 billion of securities with an average yield of 3.20% and $5.00 billion of new short-term fixed-maturity borrowings with an average cost of 0.66%. The balance sheet restructuring (the “Restructuring Transaction”) reduced after-tax earnings by $649.3 million. Operating earnings and diluted operating earnings per share were $93.7 million and $0.19, respectively for the first quarter of 2011. Please see page 11 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles. The Board of Directors declared a quarterly cash dividend of $0.08 per share payable on May 27, 2011 to shareholders of record on May 5, 2011.
Ronald E. Hermance, Jr., Chairman and Chief Executive Officer commented, “As we announced in March, we completed a restructuring of our balance sheet in the first quarter of 2011 which resulted in an after-tax charge to earnings of $649.3 million. We believe that the restructuring transaction mitigates our interest rate risk, realigns our funding mix and positions us to eventually return to our core strategy of loan portfolio growth. In addition, our Tier 1 leverage capital ratio increased to 8.12% at March 31, 2011 from 7.95% at December 31, 2010.”
Mr. Hermance continued, “The Board of Directors considered the level of operating earnings in declaring a dividend of $0.08 per share. While we recognize that this is lower than our recent dividend levels, it represents a dividend yield of 3.30% as compared to an average dividend yield of 1.24% for all financial institutions in the S&P 500 as of April 13, 2011. We believe that paying a dividend yield that is competitive with comparable companies in the marketplace is important and is a primary focus for us. We are committed to shareholder value and believe that the current dividend level represents a prudent capital management decision.”
Mr. Hermance further commented, “Our non-performing loans increased by only 1.8% in the first quarter – the smallest increase in almost three years. Charge-offs also declined to $21.3 million from $24.7 million for the linked 2010 fourth quarter. As a result of this and other credit metrics, we reduced our provision for loan losses to $40.0 million for 2011 first quarter as compared to $45.0 million for the fourth quarter of 2010 and $50.0 million for the 2010 first quarter.”

Mr. Hermance concluded, “We believe that Hudson City is now better positioned for future opportunities than we were before the restructuring and that our projected net income for the remaining three quarters of 2011 will partially offset the loss from the restructuring transaction. Our core banking operations are performing in accordance with our expectations and should continue to do so for the rest of 2011.”
Financial highlights for the first quarter of 2011 are as follows:
•	Diluted loss per share was $1.13 for the first quarter of 2011 as compared to diluted earnings per share of $0.30 for the first quarter of 2010. During the first quarter of 2011 we had a net loss of $555.7 million as compared to net income of $148.9 million for the first quarter of 2010. Operating earnings amounted to $93.7 million or $0.19 per diluted share for the first quarter of 2011 as compared to $148.9 million or $0.30 per diluted share for the first quarter of 2010. Please see page 11 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.

•	Net interest income decreased 22.6% to $256.4 million for the first quarter of 2011 as compared to $331.1 million for the first quarter of 2010.

•	Our net interest rate spread and net interest margin were 1.50% and 1.72%, respectively, for the first quarter of 2011 as compared to 1.48% and 1.73%, respectively for the linked fourth quarter of 2010 and 1.97% and 2.20%, respectively, for the first quarter of 2010.

•	The provision for loan losses amounted to $40.0 million for the first quarter of 2011 as compared to $45.0 million for the linked fourth quarter of 2010 and $50.0 million for the first quarter of 2010.

•	Our annualized return on average assets and annualized return on average shareholders’ equity for the first quarter of 2011 were (3.73)% and (41.49)% respectively, as compared to 0.98% and 10.96%, respectively, for the first quarter of 2010. Our annualized ratio of operating earnings to average assets and annualized ratio of operating earnings to average shareholders’ equity, excluding the transaction, were 0.63% and 6.99%, respectively for the first quarter of 2011. Please see page 11 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles.

•	Non-interest income amounted to $105.2 million for the first quarter of 2011 as compared to $33.0 million for the first quarter of 2010. Included in non-interest income were net realized securities gains of $102.5 million and $30.8 million for the quarters ended March 31, 2011 and March 31, 2010, respectively.

•	Deposits increased $288.0 million, or 1.1%, to $25.46 billion at March 31, 2011 from $25.17 billion at December 31, 2010.

•	Borrowings decreased $7.65 billion to $22.03 billion at March 31, 2011 from $29.68 billion at December 31, 2010. As part of the Restructuring Transaction, we paid off $12.5 billion of structured putable borrowings and re-borrowed $5.0 billion of new short-term fixed-maturity borrowings.

•	The Bank’s Tier 1 leverage capital increased to 8.12% at March 31, 2011 as compared to 7.95% at December 31, 2010.

Statement of Financial Condition Summary
Total assets decreased $8.74 billion, or 14.3%, to $52.43 billion at March 31, 2011 from $61.17 billion at December 31, 2010. The decrease in total assets reflected an $8.19 billion decrease in total mortgage-backed securities, a $591.6 million decrease in net loans and a $231.4 million decrease in cash and cash equivalents.
Our net loans decreased $591.6 million during the first quarter of 2011 to $30.18 billion. The decrease in loans primarily reflects the elevated levels of loan repayments during the first three months of 2011 as a result of continued low market interest rates. Historically our focus has been on loan portfolio growth through the origination of one- to four-family first mortgage loans in New Jersey, New York, Pennsylvania and Connecticut and, to a lesser extent, the purchases of mortgage loans. For the first three months of 2011, we originated $1.40 billion and purchased $147.2 million of loans, compared to originations of $1.40 billion and purchases of $404.2 million for the first three months of 2010. The originations and purchases of loans were offset by principal repayments of $2.08 billion for the first quarter of 2011, as compared to $1.45 billion for the first quarter of 2010.
Loan originations continue to be strong as a result of elevated levels of mortgage refinancing activity caused by low market interest rates. The refinancing activity caused increased levels of repayments to continue during the first three months of 2011 as some of our customers refinanced with other banks. Our loan purchase activity has significantly declined as the government-sponsored entities (“GSEs”) have been actively purchasing loans as part of their efforts to keep mortgage rates low to support the housing market during the recent economic recession. We expect that the amount of loan purchases will continue to be at reduced levels for the near-term.
Total mortgage-backed securities decreased $8.19 billion during the first three months of 2011 to $15.84 billion. The decrease was due primarily to the sale of $8.96 billion of securities, substantially all of which were sold as part of the Restructuring Transaction. The decrease in mortgage-backed securities also reflected repayments of $1.63 billion which were offset by purchases of $2.70 billion of mortgage-backed securities issued by GSEs.
Total liabilities decreased $7.96 billion, or 14.3%, to $47.70 billion at March 31, 2011 from $55.66 billion at December 31, 2010. The decrease in total liabilities primarily reflected a $7.65 billion decrease in borrowed funds as a result of the Restructuring Transaction. Borrowings amounted to $22.03 billion at March 31, 2011 as compared to $29.68 billion at December 31, 2010. The decrease in borrowed funds was partially offset by a $288.0 million increase total deposits.
Total shareholders’ equity decreased $781.4 million to $4.73 billion at March 31, 2011 from $5.51 billion at December 31, 2010. The decrease was primarily due to a net loss of $555.7 million for the quarter ended March 31, 2011. The decrease was also due to cash dividends paid to common shareholders of $74.1 million and a $157.5 million decrease in accumulated other comprehensive income. At March 31, 2011, our shareholders’ equity to asset ratio was 9.02% and our tangible book value per share was $9.26.
The accumulated other comprehensive loss of $72.0 million at March 31, 2011 included a $40.7 million after-tax net unrealized loss on securities available for sale ($68.9 million pre-tax) and a $31.3 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The accumulated other comprehensive income of $85.4 million at December 31, 2010 included a $117.3 million after-tax net unrealized gain on securities available for sale ($198.3 million pre-tax), partially offset by a $31.9 million after-tax accumulated other comprehensive loss related to the funded status of our employee benefit plans. The change in the unrealized loss on securities available-for sale was due primarily to the sale of securities in the first quarter of 2011 which resulted in pre-tax realized gains of $102.5 million.
Statement of Income Summary
The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that the economic recovery is on firmer footing and overall conditions in the labor market appear to be improving gradually. Household spending and business investment in equipment and software continue to expand. The national unemployment rate decreased to 8.8% in March 2011 as compared to 9.4% in December 2010. The FOMC decided to maintain the overnight lending rate at zero to 0.25% during the first quarter of 2011. As a result, short-term market interest rates have remained at low levels during the first quarter of 2011. The yields on mortgage-related assets have also remained at low levels during that same quarter.
Net interest income decreased $74.7 million, or 22.6%, to $256.4 million for the first quarter of 2011 as compared to $331.1 million for the first quarter of 2010. Our net interest rate spread increased to 1.50% for the first quarter of 2011 as compared to 1.48% for the linked fourth quarter of 2010 and decreased from 1.97% for the first quarter of 2010. Our net interest margin decreased to 1.72% for the first quarter of 2011 as compared to 1.73% for the linked fourth quarter of 2010 and 2.20% for the first quarter of 2010. The decrease in net interest margin during the first quarter of 2011 is primarily due to the low market interest rates that resulted in lower yields on our mortgage-related interest-earning assets as customers refinanced to lower mortgage rates and our new loan production and asset purchases were at the current low market interest rates. Mortgage-related assets represented 88.5% of our average interest-earning assets during the 2011 first quarter. As part of the Restructuring Transaction, we extinguished liabilities and sold securities at different times during March 2011. The timing of these transactions, as well as the effect of short-term borrowings (less than one month) used to facilitate the settlement of debt extinguishments, provided a slight benefit to our net interest margin in the first quarter of 2011. We expect that the Restructuring Transaction will result in as much as a 40 basis point improvement in our net interest margin in the second quarter of 2011.
Total interest and dividend income for the first quarter of 2011 decreased $117.4 million, or 16.0%, to $617.5 million from $734.9 million for the first quarter of 2010. The decrease in total interest and dividend income was primarily due to a decrease of 74 basis points in the annualized weighted-average yield on total interest-earning assets to 4.24% for the first quarter of 2011 from 4.98% for the same quarter in 2010. The decrease in total interest and dividend income was also due to a decrease in the average balance of total interest-earning assets of $787.6 million, or 1.3%, to $58.30 billion for the first quarter of 2011 as compared to $59.08 billion for the first quarter of 2010. This decrease was due primarily to the Restructuring Transaction.
Interest on first mortgage loans decreased $45.2 million to $383.0 million for the first quarter of 2011 as compared to $428.2 million for the first quarter of 2010. This was primarily due to a 34 basis point decrease in the weighted-average yield to 5.10% for the 2011 first quarter from 5.44% for the 2010 first quarter. The decrease in interest income on mortgage loans was also due to a $1.45 billion decrease in the average balance of first mortgage loans to $30.05 billion. The decrease in the average yield earned was due to lower market interest rates on mortgage products and also due to the continued mortgage refinancing activity. Refinancing activity also had an impact on the average balance of our first mortgage loans during the first quarter of 2011.
Interest on mortgage-backed securities decreased $48.4 million to $183.3 million for the first quarter of 2011 as compared to $231.7 million for the first quarter of 2010. This decrease was due primarily to a 116 basis point decrease in the weighted-average yield to 3.41% for the first quarter of 2011 from 4.57%

for the first quarter of 2010. The effect of the decrease in the weighted-average yield was partially offset by a $1.26 billion increase in the average balance of mortgage-backed securities to $21.52 billion during the first quarter of 2011 as compared to $20.26 billion for the first quarter of 2010. While the average balance of mortgage-backed securities increased in the first quarter of 2011 as compared to the first quarter of 2010, the carrying value of mortgage-backed securities decreased $8.19 billion to $15.84 billion at March 31, 2011 as compared to $24.03 billion at December 31, 2010 as a result of the Restructuring Transaction.
Interest on investment securities decreased $23.8 million to $33.6 million for the first quarter of 2011 as compared to $57.4 million for the first quarter of 2010. This decrease was due primarily to a $1.30 billion decrease in the average balance of investment securities to $4.00 billion for the first quarter of 2011 from $5.30 billion for the first quarter of 2010. In addition, the average yield of investment securities decreased 97 basis points to 3.36% for the first quarter of 2011 as compared to 4.33% for the first quarter of 2010.
Dividends on Federal Home Loan Bank of New York stock increased $428,000, or 3.5%, to $12.8 million for the first quarter of 2011 as compared to $12.4 million for the first quarter of 2010. This increase was due primarily to a 23 basis point increase in the average dividend yield earned to 5.89% as compared to 5.66% for the first quarter of 2010. The increase in the average dividend yield was partially offset by a $6.2 million decrease in the average balance to $868.6 million for the first quarter of 2011 as compared to $874.8 million for the first quarter of 2010.
Interest on Federal funds sold amounted to $711,000 for the first quarter of 2011 as compared to $449,000 for the first quarter of 2010. The average balance of Federal funds sold amounted to $1.54 billion for the first quarter of 2011 as compared to $789.3 million for the first quarter of 2010. The yield earned on Federal funds sold was 0.19% for the 2011 first quarter and 0.23% for the 2010 first quarter. The increase in the average balance of Federal funds sold is primarily a result of the timing of the debt extinguishments and the proceeds from securities sales and new borrowings in the Restructuring Transaction. Federal funds sold amounted to $289.7 million at March 31, 2011.
Total interest expense for the quarter ended March 31, 2011 decreased $42.6 million, or 10.6%, to $361.1 million from $403.7 million for the quarter ended March 31, 2010. This decrease was primarily due to a 27 basis point decrease in the weighted-average cost of total interest-bearing liabilities to 2.74% for the quarter ended March 31, 2011 compared with 3.01% for the quarter ended March 31, 2010. The decrease was also due to a $950.3 million, or 1.8%, decrease in the average balance of total interest-bearing liabilities to $53.44 billion for the quarter ended March 31, 2011 compared with $54.39 billion for the first quarter of 2010. The decrease in the average balance of total interest-bearing liabilities was due to the Restructuring Transaction.
Interest expense on deposits decreased $19.6 million, or 18.9%, to $84.3 million for the first quarter of 2011 from $103.9 million for the first quarter of 2010. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 35 basis points to 1.38% for the first quarter of 2011 as compared to 1.73% for the first quarter of 2010. The decrease was partially offset by a $317.7 million increase in the average balance of interest-bearing deposits to $24.73 billion during the first quarter of 2011 as compared to $24.41 billion for the first quarter of 2010.
The decrease in the average cost of deposits for the first three months of 2011 reflected lower market interest rates and our decision to lower deposit rates to slow deposit growth in 2010. At March 31, 2011, time deposits scheduled to mature within one year totaled $10.15 billion with an average cost of 1.29%. These time deposits are scheduled to mature as follows: $4.29 billion with an average cost of 1.05% in the second quarter of 2011, $2.42 billion with an average cost of 1.15% in the third quarter of 2011, $1.73 billion with an average cost of 1.77% in the fourth quarter of 2011 and $1.71 billion with an average cost of 1.62% in the first quarter of 2012. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.
Interest expense on borrowed funds decreased $23.0 million to $276.8 million for the first quarter of 2011 as compared to $299.8 million for the first quarter of 2010. This decrease was primarily due to a $1.27 billion decrease in the average balance of borrowed funds to $28.71 billion for the first quarter of 2011 as compared to $29.98 billion for the first quarter of 2010. This decrease was also due to a 15 basis point decrease in the weighted-average cost of borrowed funds to 3.91% for the first quarter of 2011 as compared to 4.06% for the first quarter of 2010. The decrease in the average balance and cost of our borrowings is due to the Restructuring Transaction. However, the average balance of borrowings during the first quarter of 2011 does not reflect the full effect of the debt extinguishments which took place in March 2011 as part of the Restructuring Transaction. Borrowings amounted to $22.03 billion at March 31, 2011 with an average cost of 3.52%. Borrowings scheduled to mature over the next 12 months are as follows: $900.0 million with an average cost of 1.17% in the second quarter of 2011, $900.0 million with an average cost of 0.94% in the third quarter of 2011, $750.0 million with an average cost of 0.55% in the fourth quarter of 2011 and $900.0 million with an average cost of 0.98% in the first quarter of 2012.
The provision for loan losses amounted to $40.0 million for the quarter ended March 31, 2011 as compared to $50.0 million for the quarter ended March 31, 2010. For the linked fourth quarter of 2010, the provision for loan losses amounted to $45.0 million. The decrease in our provision for loan losses during the first quarter of 2011 as compared to the same period in 2010 was a result of the decrease in the growth rate of non-performing loans, improvement in the unemployment rate and a decrease in charge-offs. Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $886.5 million at March 31, 2011 compared with $871.3 million at December 31, 2010. The ratio of non-performing loans to total loans was 2.92% at March 31, 2011 compared with 2.82% at December 31, 2010. The highly publicized foreclosure issues that have recently affected the nation’s largest mortgage loan servicers have resulted in greater bank regulatory, court and state attorney general scrutiny. As a result, our foreclosure process and the time to complete a foreclosure have been delayed. We are now experiencing a time frame to repayment or foreclosure ranging from 30 to 36 months from the initial non-performing period. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.
Loans delinquent 30 to 59 days amounted to $380.0 million at March 31, 2011 as compared to $418.9 million at December 31, 2010. Loans delinquent 60 to 89 days amounted to $174.3 million at March 31, 2011 as compared to $193.2 million at December 31, 2010. The allowance for loans losses amounted to $255.3 million at March 31, 2011 as compared to $236.6 million at December 31, 2010. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 0.84% and 28.80%, respectively at March 31, 2011, as compared to 0.77% and 27.15%, respectively at December 31, 2010. The increases in these ratios were due to our consideration of the weak economic conditions during 2010 and the first quarter of 2011, particularly prolonged elevated levels of unemployment and underemployment, and continued weak conditions in the housing markets in our primary lending area, in our determination of the allowance for loan losses.
Net charge-offs amounted to $21.3 million for the quarter ended March 31, 2011 as compared to net charge-offs of $24.2 million for the same quarter in 2010. The ratio of net charge-offs to average loans was 0.28% for the three months ended March 31, 2011 as compared to 0.30% for the same periods in 2010.

Total non-interest income was $105.2 million for the first quarter 2011 as compared to $33.0 million for the same quarter in 2010. Included in non-interest income for the three month period ended March 31, 2011 were net gains on securities transactions of $102.5 million which resulted from the sale of $8.97 billion of mortgage-backed securities available-for-sale. Substantially all of the proceeds from the sale of securities were used to pay off borrowings in the Restructuring Transaction. Included in non-interest income for the first quarter 2010 were net gains on securities transactions of $30.8 million which resulted from the sale of $573.7 million of mortgage-backed securities available-for-sale.
Total non-interest expense amounted to $1.24 billion for the first quarter of 2011 as compared to $66.5 million for the first quarter of 2010. Included in total non-interest expense for the 2011 first quarter was a $1.17 billion loss on the extinguishment of debt related to the Restructuring Transaction. Excluding the extinguishment loss, non-interest expenses amounted to $68.5 million for the first quarter of 2011, an increase of $2.0 million from the first quarter of 2010. Compensation and employee benefit costs decreased $3.3 million, or 9.6%, to $30.9 million for the first quarter of 2011 as compared to $34.2 million for the same period in 2010. The decrease in compensation costs is primarily due to a $5.8 million decrease in expense related to our stock benefit plans. This decrease was partially offset by an increase in medical expenses of $1.6 million and a $917,000 increase in compensation costs due primarily to normal increases in salary as well as additional full time employees. At March 31, 2011, we had 1,569 full-time equivalent employees as compared to 1,562 at December 31, 2010 and 1,500 at March 31, 2010.
Federal deposit insurance expense increased $3.7 million, or 29.3%, to $16.3 million for the first quarter of 2011 as compared to $12.6 million for the first quarter of 2010. The increase in Federal deposit insurance expense is due primarily to an increase in total deposits and an increase in our deposit insurance assessment rate. In February 2011, the Federal Deposit Insurance Corporation adopted a final rule that became effective on April 1, 2011, that redefines the assessment base for deposit insurance assessments as average consolidated total assets minus average tangible equity, rather than on the amount of deposits as under the previous rule. The final rule also revises the assessment rate schedule. We estimate that our Federal deposit insurance expense, calculated under the new assessment rule, will amount to approximately $33.9 million for the second quarter of 2011.
Included in other expense for the first quarter of 2011 were write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate of $776,000 as compared to $1.4 million for the first quarter of 2010.
Our efficiency ratio was 26.0% for the 2011 first quarter as compared to 18.27% for the 2010 first quarter. The efficiency ratio is calculated by dividing non-interest expense, excluding the loss on the extinguishment of debt, by the sum of net interest income and non-interest income, excluding net securities gains from the Restructuring Transaction. Our annualized ratio of non-interest expense to average total assets for the first quarter of 2011 was 8.44% as compared to 0.44% for the first quarter of 2010. Excluding the loss on the extinguishment of debt, our annualized ratio of operating non-interest expense to average total assets was 0.46% for the first quarter of 2011. Please see page 11 of this press release for a reconciliation of operating earnings to the Company’s earnings reported in accordance with generally accepted accounting principles and a calculation of the efficiency ratio.
Income tax benefit amounted to $363.3 million for the first quarter of 2011 compared with income tax expense $98.7 million for the same quarter in 2010. Our effective tax rate for the first quarter of 2011 was 39.53% compared with 39.87% for the first quarter of 2010.
Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is ranked in the top twenty-five U.S. financial institutions by asset size and is the largest thrift institution headquartered in

New Jersey. Hudson City Savings Bank currently operates a total of 135 branch offices in the New York metropolitan area.
Forward-Looking Statements
This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., the characterization of the future effects of the Restructuring Transaction on balance sheet strength, capital ratios, net interest margin and earnings prospects, and Hudson City Bancorp, Inc.’s plans, objectives, expectations and intentions, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, and legislative, regulatory and public policy changes. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City’s forward-looking statements, please refer to Hudson City’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.
TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition

	March 31,	December 31,
	2011	2010
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$148,276	$175,769
Federal funds sold and other overnight deposits	289,719	493,628

Total cash and cash equivalents	437,995	669,397
Securities available for sale:
Mortgage-backed securities	10,540,674	18,120,537
Investment securities	7,122	89,795
Securities held to maturity:
Mortgage-backed securities	5,304,263	5,914,372
Investment securities	3,938,950	3,939,006

Total securities	19,791,009	28,063,710
Loans	30,351,370	30,923,897
Net deferred loan costs	86,293	86,633
Allowance for loan losses	(255,283)	(236,574)

Net loans	30,182,380	30,773,956
Federal Home Loan Bank of New York stock	804,440	871,940
Foreclosed real estate, net	44,011	45,693
Accrued interest receivable	201,730	245,546
Banking premises and equipment, net	69,712	69,444
Goodwill	152,109	152,109
Other assets	745,680	274,238

Total Assets	$52,429,066	$61,166,033

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$24,868,905	$24,605,896
Noninterest-bearing	592,174	567,230

Total deposits	25,461,079	25,173,126
Repurchase agreements	7,850,000	14,800,000
Federal Home Loan Bank of New York advances	14,175,000	14,875,000

Total borrowed funds	22,025,000	29,675,000
Due to brokers	—	538,200
Accrued expenses and other liabilities	214,140	269,469

Total liabilities	47,700,219	55,655,795

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 526,718,310 shares outstanding at March 31, 2011 and December 31, 2010	7,415	7,415
Additional paid-in capital	4,709,574	4,705,255
Retained earnings	2,012,579	2,642,338
Treasury stock, at cost; 214,748,245 shares at March 31, 2011 and December 31, 2010	(1,725,946)	(1,725,946)
Unallocated common stock held by the employee stock ownership plan	(202,729)	(204,230)
Accumulated other comprehensive income, net of tax	(72,046)	85,406

Total shareholders’ equity	4,728,847	5,510,238

Total Liabilities and Shareholders’ Equity	$52,429,066	$61,166,033

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Statements of Income
(Unaudited)

	For the Three Months
	Ended March 31,
	2011	2010
	(In thousands, except per share data)
Interest and Dividend Income:
First mortgage loans	$382,953	$428,161
Consumer and other loans	4,148	4,759
Mortgage-backed securities held to maturity	61,216	110,126
Mortgage-backed securities available for sale	122,092	121,592
Investment securities held to maturity	32,827	47,064
Investment securities available for sale	775	10,346
Dividends on Federal Home Loan Bank of New York stock	12,801	12,373
Federal funds sold	711	449

Total interest and dividend income	617,523	734,870

Interest Expense:
Deposits	84,318	103,919
Borrowed funds	276,804	299,806

Total interest expense	361,122	403,725

Net interest income	256,401	331,145

Provision for Loan Losses	40,000	50,000

Net interest income after provision for loan losses	216,401	281,145

Non-Interest Income:
Service charges and other income	2,739	2,230
Gain on securities transactions, net	102,468	30,768

Total non-interest income	105,207	32,998

Non-Interest Expense:
Compensation and employee benefits	30,884	34,162
Net occupancy expense	8,425	8,347
Federal deposit insurance assessment	16,330	12,627
Loss on extinguishment of debt	1,172,092	—
Other expense	12,837	11,395

Total non-interest expense	1,240,568	66,531

(Loss) income before income tax (benefit) expense	(918,960)	247,612

Income Tax (Benefit) Expense	(363,296)	98,727

Net (loss) income	$(555,664)	$148,885

Basic (Loss) Earnings Per Share	$(1.13)	$0.30

Diluted (Loss) Earnings Per Share	$(1.13)	$0.30

Weighted Average Number of Common Shares Outstanding:
Basic	493,843,304	492,564,183
Diluted	493,843,304	493,694,756

Hudson City Bancorp, Inc. and Subsidiary
Reconciliation of GAAP and Operating Earnings
(Unaudited)
Operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). However, we believe that operating earnings are an important indication of earnings from our core banking operations. Operating earnings typically exclude the effects of certain non-recurring or unusual transactions, such as the Restructuring Transaction. We believe that our presentation of operating earnings provides useful supplemental information to both management and investors in evaluating the Company’s financial results.
Operating earnings should not be considered a substitute for net income, earnings per share or any other data prepared in accordance with GAAP. In addition, we may calculate operating earnings differently from other companies reporting data with similar names.
The following is a reconciliation of the Company’s GAAP and operating earnings for the three months ended March 31, 2011 and 2010 and December 31, 2010:

	For the Three Months Ended
	March 31,		December 31,
	2011	2010	2010
GAAP (Loss) Earnings	$(555,664)	$148,885	$121,161
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	1,172,092	—	—
Net gain on securities sales related to
Restructuring Transaction (5)	(98,278)	—	—
Income tax effect	(424,479)	—	—

Operating earnings	93,671	148,885	121,161

Diluted GAAP (Loss) Earnings per Share	$(1.13)	$0.30	$0.25
Adjustments to GAAP (loss) earnings:
Loss on extinguishment of debt	2.37	—	—
Net gain on securities sales related to
Restructuring Transaction (5)	(0.20)	—	—
Income tax effect	(0.85)	—	—

Diluted operating earnings per share	$0.19	$0.30	$0.25

Weighted average number of common shares outstanding:
Basic	493,843,304	492,564,183	493,505,586
Diluted	494,502,987	493,694,756	494,146,907

Operating Efficiency Ratio
Total non-interest expense	$1,240,568	$66,531	$69,555
Loss on extinguishment of debt	(1,172,092)	—	—

Operating non-interest expense	68,476	$66,531	$69,555

Net interest income	256,401	331,145	251,834
Total non-interest income	105,207	32,998	62,927
Net gains on securities transactions related to		—	—
Restructuring Transaction (5)	(98,278)

Operating non-interest income	6,929	32,998	62,927

Total operating income	$263,330	$364,143	$314,761

Operating efficiency ratio (4)	26.00%	18.27%	22.10%
Ratio of operating earnings to average assets (1) (2)	0.63%	0.98%	0.80%
Ratio of operating earnings to average equity (1) (3)	6.99%	10.96%	8.50%

(1)	Ratios are annualized.

(2)	Calculated by dividing annualized operating earnings by average assets

(3)	Calculated by dividing annualized operating earnings by average shareholders’ equity

(4)	Calculated by dividing operating non-interest expense by total operating income

(5)	Total net securities gains amounted to $102.5 million, $30.8 million and $60.2 million for the three months ended March 31, 2010 and 2009 and December 31, 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Consolidated Average Balance Sheets
(Unaudited)

	For the Three Months Ended March 31,
	2011				2010
			Average				Average
	Average		Yield/		Average		Yield/
	Balance	Interest	Cost		Balance	Interest	Cost
			(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$30,051,014	$382,953	5.10%		$31,496,413	$428,161	5.44%
Consumer and other loans	321,407	4,148	5.16		358,637	4,759	5.31
Federal funds sold and other overnight deposits	1,540,837	711	0.19		789,310	449	0.23
Mortgage-backed securities at amortized cost	21,516,223	183,308	3.41		20,261,865	231,718	4.57
Federal Home Loan Bank stock	868,615	12,801	5.89		874,768	12,373	5.66
Investment securities, at amortized cost	3,998,704	33,602	3.36		5,303,422	57,410	4.33

Total interest-earning assets	58,296,800	617,523	4.24		59,084,415	734,870	4.98

Noninterest-earnings assets (4)	1,338,090				1,635,807

Total Assets	$59,634,890				$60,720,222

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	$860,612	1,372	0.65		$796,816	1,466	0.75
Interest-bearing transaction accounts	2,112,630	4,146	0.80		2,204,513	7,510	1.38
Money market accounts	6,877,170	17,868	1.05		5,171,810	16,730	1.31
Time deposits	14,879,043	60,932	1.66		16,238,606	78,213	1.95

Total interest-bearing deposits	24,729,455	84,318	1.38		24,411,745	103,919	1.73

Repurchase agreements	13,687,190	139,693	4.14		15,100,000	151,429	4.07
Federal Home Loan Bank of New York advances	15,019,833	137,111	3.70		14,875,000	148,377	4.05

Total borrowed funds	28,707,023	276,804	3.91		29,975,000	299,806	4.06

Total interest-bearing liabilities	53,436,478	361,122	2.74		54,386,745	403,725	3.01

Noninterest-bearing liabilities:
Noninterest-bearing deposits	564,045				572,030
Other noninterest-bearing liabilities	276,891				330,127

Total noninterest-bearing liabilities	840,936				902,157

Total liabilities	54,277,414				55,288,902
Shareholders’ equity	5,357,476				5,431,320

Total Liabilities and Shareholders’ Equity	$59,634,890				$60,720,222

Net interest income/net interest rate spread (2)		$256,401	1.50			$331,145	1.97

Net interest-earning assets/net interest margin (3)	$4,860,322		1.72%		$4,697,670		2.20%

Ratio of interest-earning assets to interest-bearing liabilities			1.09	x			1.09	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.

(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.

(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $200.2 million and $365.5 million for the quarters ended March 31, 2011 and 2010, respectively.

Hudson City Bancorp, Inc. and Subsidiary
Book Value Calculations

March 31,
(In thousands, except share and per share amounts)	2011
Shareholders’ equity	$4,728,847
Goodwill and other intangible assets	(156,345)

Tangible Shareholders’ equity	$4,572,502

Book Value Share Computation:
Issued	741,466,555
Treasury shares	(214,748,245)

Shares outstanding	526,718,310
Unallocated ESOP shares	(32,473,734)
Unvested RRP shares	(222,438)
Shares in trust	(183,741)

Book value shares	493,838,397

Book value per share	$9.58

Tangible book value per share	$9.26

Hudson City Bancorp, Inc.
Other Financial Data
Securities Portfolio at March 31, 2011

	Amortized	Estimated	Unrealized
	Cost	Fair Value	Gain/(Loss)
	(dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$2,678,434	$2,817,033	$138,599
FNMA	1,482,969	1,567,377	84,408
FHLMC and FNMA CMO’s	1,046,545	1,080,694	34,149
GNMA	96,315	99,840	3,525

Total mortgage-backed securities	5,304,263	5,564,944	260,681

Investment securities:
United States GSE debt	3,938,950	3,843,386	(95,564)

Total investment securities	3,938,950	3,843,386	(95,564)

Total held to maturity	$9,243,213	$9,408,330	$165,117

Available for sale:

Mortgage-backed securities:
FHLMC	$4,091,728	$4,077,993	$(13,735)
FNMA	5,354,770	5,301,981	(52,789)
FHLMC and FNMA CMO’s	94,436	94,626	190
GNMA	1,068,976	1,066,074	(2,902)

Total mortgage-backed securities	10,609,910	10,540,674	(69,236)

Investment securities:

Equity securities	6,767	7,122	355

Total investment securities	6,767	7,122	355

Total available for sale	$10,616,677	$10,547,796	$(68,881)

Hudson City Bancorp, Inc.
Other Financial Data
Loan Data at March 31, 2011:

	Non-Performing Loans			Total Loans
	Loan		Percent of	Loan		Percent of
	Balance	Number	Total Loans	Balance	Number	Total Loans
			(dollars in thousands)
First Mortgage Loans:
One- to four- family	$798,047	2,191	2.63%	$29,174,793	69,510	96.12%
FHA/VA	69,704	260	0.23%	608,216	2,855	2.00%
PMI	7,398	25	0.02%	208,686	653	0.69%
Construction	7,165	6	0.02%	8,595	7	0.03%
Commercial	946	3	0.01%	44,466	93	0.15%

Total mortgage loans	883,260	2,485	2.91%	30,044,756	73,118	98.99%

Home equity loans	2,714	33	0.01%	286,953	7,619	0.95%
Other loans	556	6	0.00%	19,661	2,239	0.06%

Total	$886,530	2,524	2.92%	$30,351,370	82,976	100.00%

•	Net charge-offs amounted to $21.3 million for the first quarter of 2011.

•	Updated valuations are received on or before the time a loan becomes 180 days past due. If necessary, we charge-off an amount to reduce the loan’s carrying value to the updated valuation less estimated selling costs.

•	Based on the valuation indices, house prices have declined in the New York metropolitan area, where 71.2% of our non-performing loans were located at March 31, 2011, by approximately 23% from the peak of the market in 2006 through January 2011 and by 31% nationwide during that period. From January 2010 to January 2011, the house price indices decreased by approximately 3% in the New York metropolitan area and 3% nationwide.

•	Our quantitative analysis of the allowance for loan losses considers the results of the reappraisal process as well as the results of our foreclosed property transactions.

•	Our qualitative analysis of the allowance for loan losses includes a further evaluation of economic factors, such as trends in the unemployment rate, as well as ratio analysis to evaluate the overall measurement of the allowance for loan losses. This analysis includes a review of delinquency ratios, house price indices, net charge-off ratios and the ratio of the allowance for loan losses to both non-performing loans and total loans.
Foreclosed real estate at March 31, 2011:

		Carrying	Number Under
	Number	Value	Contract of Sale
	(dollars in thousands)
Foreclosed real estate	139	$44,011	60
•	During the first three months of 2011, we sold 29 foreclosed properties. Write-downs on foreclosed real estate and net losses on the sale of foreclosed real estate amounted to $776,000 for the first three months of 2011.

Hudson City Bancorp, Inc. and Subsidiary
Other Financial Data
(Unaudited)

	At or for the Quarter Ended
	March 31, 2011	Dec. 31, 2010	Sept. 30, 2010	June 30, 2010	March 31, 2010
	(Dollars in thousands, except per share data)
Net interest income	$256,401	$251,834	$290,334	$317,514	$331,145
Provision for loan losses	40,000	45,000	50,000	50,000	50,000
Non-interest income	105,207	62,927	33,859	33,210	32,998
Non-interest expense:
Compensation and employee benefits	30,884	34,798	32,054	32,789	34,162
Other non-interest expense	1,209,684	34,757	33,652	31,807	32,369

Total non-interest expense	1,240,568	69,555	65,706	64,596	66,531

Income (loss) before income tax (benefit) expense	(918,960)	200,206	208,487	236,128	247,612
Income tax (benefit) expense	(363,296)	79,045	83,918	93,537	98,727

Net (loss) income	$(555,664)	$121,161	$124,569	$142,591	$148,885

Total assets	$52,429,066	$61,166,033	$60,616,632	$60,933,134	$61,231,651
Loans, net	30,182,380	30,773,956	31,626,561	32,062,829	32,012,852
Mortgage-backed securities
Available for sale	10,540,674	18,120,537	14,961,441	13,825,644	12,662,490
Held to maturity	5,304,263	5,914,372	6,777,579	7,619,996	9,110,956
Other securities
Available for sale	7,122	89,795	90,797	366,937	457,538
Held to maturity	3,938,950	3,939,006	4,939,922	5,139,794	4,887,949
Deposits	25,461,079	25,173,126	24,914,621	25,168,465	25,388,800
Borrowings	22,025,000	29,675,000	29,825,000	29,975,000	29,975,000
Shareholders’ equity	4,728,847	5,510,238	5,622,770	5,543,256	5,396,077

Performance Data:
Return on average assets (1)	-3.73%	0.80%	0.82%	0.93%	0.98%
Return on average equity (1)	-41.49%	8.50%	8.86%	10.42%	10.96%
Net interest rate spread (1)	1.50%	1.48%	1.73%	1.89%	1.97%
Net interest margin (1)	1.72%	1.73%	1.97%	2.13%	2.20%
Non-interest expense to average assets (1) (4)	8.44%	0.46%	0.43%	0.43%	0.44%
Compensation and benefits to total revenue (5)	8.54%	11.06%	9.89%	9.35%	9.38%
Efficiency ratio (2)	26.00%	22.10%	20.27%	18.42%	18.27%
Dividend payout ratio	NM	60.00%	60.00%	51.72%	50.00%
Per Common Share Data:
Basic (loss) earnings per common share	$(1.13)	$0.25	$0.25	$0.29	$0.30
Diluted (loss) earnings per common share	$(1.13)	$0.25	$0.25	$0.29	$0.30
Book value per share (3)	$9.58	$11.16	$11.40	$11.25	$10.96
Tangible book value per share (3)	$9.26	$10.85	$11.08	$10.93	$10.63
Dividends per share	$0.15	$0.15	$0.15	$0.15	$0.15

Capital Ratios:
Equity to total assets (consolidated)	9.02%	9.01%	9.28%	9.10%	8.81%
Tier 1 leverage capital (Bank)	8.12%	7.95%	7.91%	7.75%	7.60%
Total risk-based capital (Bank)	19.66%	23.04%	22.42%	21.90%	21.24%

Other Data:
Full-time equivalent employees	1,569	1,562	1,573	1,557	1,500
Number of branch offices	135	135	135	134	131

Asset Quality Data:
Total non-performing loans	$886,530	$871,259	$837,469	$790,137	$744,872
Number of non-performing loans	2,524	2,430	2,291	2,110	1,934
Total number of loans	82,976	83,929	85,953	87,041	86,863
Total non-performing assets	$930,541	$916,952	$877,745	$811,827	$764,435
Non-performing loans to total loans	2.92%	2.82%	2.64%	2.46%	2.32%
Non-performing assets to total assets	1.77%	1.50%	1.45%	1.33%	1.25%
Allowance for loan losses	$255,283	$236,574	$216,283	$192,983	$165,830
Allowance for loan losses to non-performing loans	28.80%	27.15%	25.83%	24.42%	22.26%
Allowance for loan losses to total loans	0.84%	0.77%	0.68%	0.60%	0.52%
Provision for loan losses	$40,000	$45,000	$50,000	$50,000	$50,000
Net charge-offs	$21,290	$24,709	$26,701	$22,846	$24,245
Ratio of net charge-offs to average loans (1)	0.28%	0.32%	0.33%	0.29%	0.30%
Net losses (gains) on foreclosed real estate	$776	$1,585	$(391)	$173	$1,372

(1)	Ratios are annualized.

(2)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income. For the quarter ended March 31, 2011, non-interest expense excludes the loss on debt extinguishments and non-interest income excludes securities gains from the Restructuring Transaction. See page 11 for a calculation of the efficiency ratio.

(3)	Please see page 13 for a calculation of book value per share and tangible book value per share.

(4)	Computed by dividing non-interest expense by average assets.

(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income

NM — not meaningful